Pursuant to Rule 424B2
Registration No. 333-90206

PROSPECTUS SUPPLEMENT

(To prospectus dated June 27, 2002)

Export Development Canada (An agent of Her Majesty in right of Canada) Exportation et développement Canada (Mandataire de Sa Majesté du chef du Canada)

Cdn.$500,000,000

5.10% Canadian Dollar Bonds due June 2, 2014

         The bonds are being offered for sale in Canada, the United States, Europe and Asia.

      Export Development Canada will pay interest, at the rate of 5.10% per annum, on the bonds semi-annually on June 2 and December 2 of each year, commencing December 2, 2004. The bonds will mature on June 2, 2014. Initial settlement for the bonds will be made in immediately available funds. EDC cannot redeem the bonds prior to maturity unless certain events occur involving Canadian taxation as further described in “Description of Bonds — Maturity, Redemption and Purchases”.

      The bonds will constitute direct unconditional obligations of EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

      The bonds are a new issue of securities with no established trading market. The underwriters will purchase all of the bonds if any are purchased.

      Application has been made to list the bonds offered by this prospectus supplement on the Luxembourg Stock Exchange.

	Per Bond	Total

Public Offering Price	99.992%	Cdn.$	499,960,000
Underwriting Discount	0.325%	Cdn.$	1,625,000
Proceeds, before expenses, to EDC	99.667%	Cdn.$	498,335,000

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We expect that the bonds will be ready for delivery in book-entry form only through The Canadian Depository for Securities Limited, The Depository Trust Company, Clearstream, Luxembourg or Euroclear, as the case may be, on or about June 2, 2004.

RBC Capital Markets	TD Securities

BMO Nesbitt Burns Inc.	CIBC World Markets	Merrill Lynch Canada

National Bank Financial Inc.	Scotia Capital Inc.

Canaccord Capital Corporation	Casgrain	Deutsche Bank

HSBC Securities (Canada) Inc.	Laurentian Bank Securities Inc.

The date of this Prospectus Supplement is May 25, 2004.

      This Prospectus Supplement should be read together with the Prospectus dated June 27, 2002 (the “Basic Prospectus”) of Export Development Canada (“EDC”) which contains, or incorporates by reference, information regarding EDC, Canada and other matters, including a description of certain terms of EDC’s securities. Neither EDC nor the Underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither EDC nor the Underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the accompanying Basic Prospectus, as well as the information previously filed by EDC with the United States Securities and Exchange Commission (the “SEC”) and incorporated by reference, is accurate only as of the date of such documents. That portion of the bonds being offered by this Prospectus Supplement and the Basic Prospectus to be sold in the United States or in circumstances where registration of the bonds is required has been registered under registration statement no. 333-90206 (the “Registration Statement”) which EDC has filed with the SEC. Further information regarding EDC and the bonds may be found in the Registration Statement.

      EDC files reports and other information with the SEC in the United States. You may read and copy any document that EDC files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. EDC’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

      The distribution of this Prospectus Supplement and the accompanying Basic Prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons in whose possession this Prospectus Supplement and the accompanying Basic Prospectus come should inform themselves about and observe any such restrictions. This Prospectus Supplement and the accompanying Basic Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

      In this Prospectus Supplement, unless otherwise indicated, dollar amounts are expressed in Canadian dollars. On May 25, 2004, the noon spot rate of the Bank of Canada for conversion of United States dollars (“U.S.$”) to Canadian dollars (“Cdn.$” or “$”) was Cdn.$1.00 = U.S.$0.7267.

SUMMARY OF THE OFFERING

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Basic Prospectus.

Issuer	Export Development Canada, an agent of Her Majesty in right of Canada, 151 O’Connor Street, Ottawa, Ontario, Canada K1A 1K3 (Phone: (613) 598-2800).

Securities Offered	$500,000,000 principal amount of 5.10% Canadian Dollar Bonds due June 2, 2014.

Interest Payment Dates	June 2 and December 2 of each year, commencing December 2, 2004.

Redemption	We will not redeem the bonds prior to maturity, unless certain events occur involving Canadian taxation. See “Description of Bonds — Maturity, Redemption and Purchases”.

Markets	We will offer the bonds for sale in Canada, the United States, Europe and Asia. See “Underwriting”.

Listing	We have applied to list the bonds on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. As described in “Description of Bonds — General”, we may apply to the Luxembourg Stock Exchange, without the consent of the holders of interests in the bonds, to de-list the bonds from the Luxembourg Stock Exchange and seek an alternative listing.

Status	The bonds will constitute our direct unconditional obligations and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada.

Form and Settlement	We will issue the bonds in the form of a fully registered global bond registered in the name of CDS & Co., a nominee of The Canadian Depository for Securities Limited (“CDS”), and will record the global bond in a register held by Canadian Imperial Bank of Commerce, as Registrar. You may hold a beneficial interest in the global bond through CDS, DTC, Clearstream, Luxembourg or Euroclear directly as a participant in one of those systems or indirectly through organizations which are participants in any of those systems.
As an owner of a beneficial interest in the global bond, you will generally not be entitled to have bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the Fiscal Agency Agreement.
We will issue the bonds only in denominations of $5,000 and integral multiples of $5,000.
You will have to make initial settlement for the bonds in immediately available funds.

Currency	We require initial purchasers to make payment in Canadian dollars. The Underwriters are prepared, under certain terms and conditions, to arrange for the conversion of U.S. dollars into Canadian dollars to enable United States investors to make payment in Canadian dollars.
All payments of principal, interest and additional amounts, if any, with respect to the bonds are payable in Canadian dollars. However, in accordance with the provisions described herein, if you hold bonds through DTC you will receive payments in U.S. dollars, unless you elect to receive Canadian dollars.
You will bear all costs of currency conversion if you make or receive payments in U.S. dollars. You may be subject to certain risks associated with Canadian dollar exchange rate fluctuations. See “Currency Conversions and Foreign Exchange Risks”.

Withholding Tax	We will make payments of principal and interest in respect of the bonds without withholding or deducting for Canadian withholding tax. See “Tax Matters — Canadian Taxation” and “Description of Bonds — Payment of Additional Amounts”.

USE OF PROCEEDS

      The net proceeds, approximately Cdn.$498,160,000 after deducting underwriting discounts and commissions and all estimated expenses, from the issuance of the bonds will be used for EDC’s general corporate purposes.

DESCRIPTION OF BONDS

General

      The 5.10% Canadian Dollar Bonds due June 2, 2014 in the aggregate principal amount of $500,000,000 will be issued subject to a fiscal and paying agency agreement to be dated as of June 2, 2004 (the “Fiscal Agency Agreement”) between EDC and Canadian Imperial Bank of Commerce, as fiscal agent, transfer agent, registrar and principal paying agent (the “Registrar”).

      The terms and conditions of the bonds are summarized below and are subject to the detailed provisions of the Fiscal Agency Agreement and the exhibits thereto, including the form of global bond, a copy of which will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement and will be available at the offices of Kredietbank S.A. Luxembourgeoise. The bonds and the Fiscal Agency Agreement together constitute a contract, all of the terms and conditions of which the registered holder, by acceptance of the bonds, assents to and is deemed to have notice of. Additional terms of the bonds are described in the Basic Prospectus under the heading “Description of the Debt Securities”.

      References to principal and interest in respect of the bonds shall be deemed also to refer to any Additional Amounts which may be payable. See “— Payment of Additional Amounts”.

      At present EDC’s financial statements are not prepared in accordance with, or reconciled to, International Financial Reporting Standards or International Standards on Accounting. The Directive of the European Parliament and of the Council on the harmonisation of transparency requirements with regard to information about issuers whose securities are admitted to trading on a regulated market (the “Transparency Obligations Directive”) is currently being finalised and its application to EDC is not now clear. However, if the Transparency Obligations Directive is implemented, or any law implementing or complying with, or introduced in order to conform to such Directive is introduced so as to require EDC to publish financial statements prepared in accordance with, or reconciled to, International Financial Reporting Standards or International Accounting Standards (or such other accounting or auditing standards as may be specified in the final text of the Transparency Obligations Directive) EDC may determine that to do so would be unduly burdensome and may therefore decide, without the consent of the holders of interests in the bonds, to de-list the bonds from the Luxembourg Stock Exchange and seek an alternative listing for the bonds on some other stock exchange, reasonably acceptable to the Representatives of the Underwriters, outside the European Union.

Status of the Bonds

      The bonds will constitute direct unconditional obligations of EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of EDC under each bond rank equally with all of EDC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Form, Denomination and Registration

      The bonds will be issued in the form of a fully registered global bond registered in the name of CDS & Co., as nominee of CDS and held by CDS. Beneficial interests in the global bond will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in CDS. Investors may elect to hold interests in the global bond directly through any of CDS (in Canada), DTC (in the United States) or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. DTC will hold interests on behalf of its participants directly through its account at CDS and Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective Canadian subcustodians, each of which is a

Canadian schedule I chartered bank (“Canadian Subcustodians”), which in turn will hold such interests in customers’ securities accounts in the names of the Canadian Subcustodians on the books of CDS. Except in the limited circumstances described herein, owners of beneficial interests in the global bond will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered owners or holders thereof under the Fiscal Agency Agreement. See “— Title” and “— Definitive Certificates”.

      Bonds will only be sold in minimum denominations of $5,000 and integral multiples of $5,000.

      All bonds will be recorded in a register maintained by the Registrar, and will be registered in the name of CDS & Co., for the benefit of owners of beneficial interests in the global bond, including participants of DTC, Clearstream, Luxembourg and Euroclear.

      The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of the global bond of CDS & Co., (ii) ensuring that payments of principal and interest in respect of the global bond received by the Registrar from EDC are duly credited to CDS & Co., and (iii) transmitting to EDC any notices from the registered holders of bonds.

      The Registrar will not impose any fees in respect of the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, owners of beneficial interests in the global bond may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Title

      Subject to applicable law and the terms of the Fiscal Agency Agreement, EDC and the Registrar will treat the persons in whose name the global bond is registered, initially CDS & Co., as nominee of CDS, as the owner of such global bond for the purpose of receiving payments of principal and interest on the bonds and for all other purposes whatsoever, except in respect of the payment of Additional Amounts. Therefore, neither EDC nor the Registrar has any direct responsibility or liability for the payment of principal or interest on the bonds to owners of beneficial interests in the global bond.

Interest

      The bonds will bear interest from June 2, 2004 at a rate of 5.10% per annum. Interest on the bonds will be payable in two equal semi-annual installments in arrears on June 2 and December 2 of each year, commencing December 2, 2004. Interest will be payable to the persons in whose names the bonds are registered at the close of business on the immediately preceding May 17 or November 17 (the regular record dates), as the case may be. Interest on the bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 5.10% per annum (before as well as after judgment) until paid, or if earlier, when the full amount of the moneys payable has been received by the Registrar and notice to that effect has been given in accordance with “Notices” below.

      Whenever it is necessary to compute any amount of accrued interest in respect of the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of the actual number of days in the period and a year of 365 or 366 days, as the case may be.

Payments

      Principal of and interest on the bonds (including bonds in definitive form issued in exchange for the global bond as described under “— Definitive Certificates”) are payable by EDC in Canadian dollars to the persons in whose names the bonds are registered on the record date preceding any interest payment date or at maturity, as the case may be. The Registrar will act as EDC’s principal paying agent for the bonds pursuant to the Fiscal Agency Agreement. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Payments of principal and interest on the bonds held through DTC will be made in U.S. dollars, except as set forth below. Canadian dollar payments received by CDS from the Registrar will be exchanged into U.S. dollars and paid directly to DTC in accordance with procedures established from time to time by CDS and DTC. All costs of conversion will be borne by the owners of beneficial interests in the bonds held through DTC who receive payment in U.S. dollars. See “Currency Conversions and Foreign Exchange Risks”. Owners of beneficial interests in the bonds held through DTC may elect, through DTC and its participants, to receive Canadian dollar payments, in which case such Canadian dollar amounts will be transferred directly to accounts designated by DTC. Neither EDC nor the Registrar will have any responsibility or liability for any aspect of the records of CDS, DTC, Clearstream, Luxembourg or Euroclear relating to or payments made by such clearing systems on account of beneficial interests in the global bond or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

      If any date for payment in respect of any bond is not a business day, the holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “business day” means a day on which banking institutions in the City of Toronto and in the applicable place of payment are not authorized or obligated by law or executive order to be closed.

Further Issues

      EDC may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking equally with the bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds. Any further bonds shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.

Maturity, Redemption and Purchases

      The principal amount of the bonds shall be due and payable on June 2, 2014. The bonds are not subject to any sinking fund, are not redeemable at the option of EDC prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the holder prior to maturity.

      The bonds may be redeemed at the option of EDC in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) EDC has or will become obliged to pay Additional Amounts as provided under the caption “— Payment of Additional Amounts” as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this Prospectus Supplement, and (b) such obligation cannot be avoided by EDC taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which EDC would be obliged to pay such Additional Amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, EDC shall deliver to the Registrar a certificate signed by an officer of EDC stating that EDC is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of EDC so to redeem have occurred.

      EDC may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract at any price.

Definitive Certificates

      No beneficial owner of bonds will be entitled to receive physical delivery of bonds in definitive form except in the limited circumstances described below.

      If CDS notifies EDC that it is unwilling or unable to continue as depositary in connection with the global bond or ceases to be a recognized clearing agency under the Securities Act (Ontario) or other applicable Canadian securities legislation, and a successor depositary is not appointed by EDC within 90 days after receiving such notice or becoming aware that CDS is no longer so recognized, EDC will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, the global bond. EDC may also at any time and in its sole discretion determine not to have any of the bonds held in the form of the global bond and, in such event, will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, such global bond. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange, EDC will appoint and maintain a paying and transfer agent in Luxembourg. Any transfer, payment or exchange with respect to definitive bonds may be effected through the office of the paying and transfer agent in Luxembourg.

Modification

      The Fiscal Agency Agreement and the bonds may be amended or supplemented by EDC on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under “Further Issues” above, or in any other manner which EDC may deem necessary or desirable and which, in the reasonable opinion of EDC, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of bonds.

      The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of bonds to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof). An Extraordinary Resolution in the form of a resolution duly passed at any such meeting shall be binding on all holders of bonds, whether present or not, and an Extraordinary Resolution in the form of an instrument signed by the holders of the bonds in accordance with the definition below shall be binding on all holders of the bonds; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the bonds may, without the consent of the registered holder of each such bond affected thereby: (a) change the stated maturity of any such bond or change any interest payment date; (b) reduce the principal amount of any such bond or the rate of interest payable thereon; (c) change the currency of payment of any such bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such bond; or (e) reduce the percentage of the principal amount of bonds necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

      The term “Extraordinary Resolution” will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the bonds represented at the meeting in person or by proxy and voted on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding bonds. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more registered holders of bonds present in person or by proxy who represent at least a majority in principal amount of the bonds at the time outstanding, or at any adjourned meeting called by EDC or the Registrar, one or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

Payment of Additional Amounts

      All payments of, or in respect of, principal of and interest on the bonds will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, EDC (subject to its rights of redemption) will pay to the registered holders of the bonds such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of bonds of the amounts which would otherwise have been payable in respect of the bonds in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any bond:

      (a)  a beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such bond by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such bond; or

      (b)  presented for payment more than 15 days after the Relevant Date (as defined below), except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the “Relevant Date” in relation to any bond means whichever is the later of:

(i) the date on which the payment in respect of such bond becomes due and payable; or

(ii) if the full amount of the moneys payable on such date in respect of such bond has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of the bonds that such moneys have been so received.

Governing Law

      The bonds and the Fiscal Agency Agreement will be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

Notices

      All notices to the registered holders of bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the Registrar. Any such notice shall be deemed to have been given on the date of such delivery, or in the case of mailing, on the second business day after such mailing. So long as the bonds are listed on the Luxembourg Stock Exchange, notices will be published in a daily newspaper having general circulation in Luxembourg which is expected to be the Luxemburger Wort and such notice will be deemed given on the date of publication.

Prescription

      EDC’s obligation to pay an amount of interest on the bonds will cease if a claim for the payment of such interest is not made within two years after the date on which such interest becomes due and payable. EDC’s obligation to pay the principal amount of the bonds will cease if the bonds are not presented for payment within two years after the date on which such principal becomes due and payable.

CLEARING AND SETTLEMENT

      Links have been established among CDS, DTC, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. CDS will be directly linked to DTC, Clearstream, Luxembourg and Euroclear through the CDS accounts of their respective Canadian Subcustodians.

The Clearing Systems

      The clearing systems have advised EDC as follows:

      CDS. CDS was incorporated in 1970 and is Canada’s national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks (including the Canadian Subcustodians), investment dealers and trust companies and may include certain of the Underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

      CDS is a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal stock exchanges and also clears a substantial volume of “over the counter” trading in equities and bonds.

      DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants (“DTC Participants”) and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts on DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the Underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).

      Transfers of ownership or other interests in bonds in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of bonds in DTC will receive all distributions of principal of and interest on the bonds through such DTC Participants to the extent received by DTC. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Tax Matters — United States Taxation”.

      Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and because beneficial owners holding through DTC will hold interests in the bonds through DTC Participants or Indirect DTC Participants, the ability of such beneficial owners to pledge bonds to persons or entities that do not participate in DTC, or otherwise take actions with respect to such bonds, may be limited.

      Clearstream, Luxembourg. Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

      Distributions with respect to bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

      Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative

establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

      Initial settlement for the bonds will be made in immediately available Canadian dollar funds.

      Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream, Luxembourg Participants and or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Transfers Between CDS and DTC, Clearstream, Luxembourg or Euroclear. Cross-market transfers between persons holding directly or indirectly through CDS Participants, on the one hand, and directly or indirectly through DTC, Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected in CDS in accordance with CDS rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to CDS directly or through its Canadian Subcustodian to take action to effect final settlement on its behalf by delivering or receiving bonds in CDS, and making or receiving payment in accordance with normal procedures for settlement in CDS. DTC Participants, Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to CDS or the Canadian Subcustodians.

      Because of time-zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a CDS Participant will be made during subsequent securities settlement processing and dated the business day following the CDS settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a CDS Participant will be received with value on the CDS settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in CDS.

      Transfers Between Clearstream, Luxembourg, Euroclear and DTC. Cross-market transfers between Clearstream, Luxembourg, Euroclear and DTC Participants will be effected in CDS.

      When bonds are to be transferred from the account of a DTC Participant to the account of a Clearstream, Luxembourg Participants or Euroclear Participant, the DTC Participant will transmit instructions to DTC on settlement date. The Clearstream, Luxembourg Participants or Euroclear Participant will transmit instructions to Clearstream, Luxembourg or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream, Luxembourg, and on settlement date Euroclear, will transmit trade instructions to its respective Canadian Subcustodian. The beneficial interests in the bonds and payments for such beneficial interests will be transferred in CDS by DTC and the respective Canadian Subcustodians for Clearstream, Luxembourg and Euroclear.

      Although CDS, DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of CDS, DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

Currency Conversions

      Initial purchasers are required to make payment in Canadian dollars. The Underwriters are prepared to arrange for the conversion of U.S. dollars into Canadian dollars to enable United States investors to make payment in Canadian dollars. Each such conversion will be made by such Underwriter on such terms and subject to such conditions, limitations and charges as such Underwriter may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable United States laws and regulations. All costs of conversions will be borne by such investors. See “— Foreign Exchange Risks”.

      Principal and interest payments in respect of the bonds (including bonds in definitive form issued in exchange for the global bond as described under “Description of Bonds — Definitive Certificates”) are payable in Canadian dollars, but owners of beneficial interests in bonds held through DTC (“DTC Beneficial Owners”) will receive such payments in U.S. dollars, unless they elect, through DTC and its participants, to receive payments in Canadian dollars as set forth below. Payments of principal and interest on bonds held through DTC will be converted to U.S. dollars in accordance with procedures established from time to time by CDS and DTC and paid to Cede & Co. for payment to DTC Beneficial Owners. All costs of such conversion will be borne by DTC Beneficial Owners receiving U.S. dollars by deduction from such payments. If there is no facility in place between CDS and DTC for the exchange of Canadian dollars into U.S. dollars, payment of the aggregate amount due to all DTC Beneficial Owners on the payment date will be made in Canadian dollars outside of DTC, unless alternative arrangements acceptable to both CDS and DTC are made by EDC. A DTC Beneficial Owner may elect to receive payment in respect of the principal of or interest on the bonds in Canadian dollars by notifying the DTC Participant through which its bonds are held on or prior to the applicable record date (in the case of an interest payment) or at least fifteen days prior to maturity (in the case of a principal payment) of (i) such DTC Beneficial Owner’s election to receive all or a portion of such payment in Canadian dollars and (ii) wire transfer instructions to a Canadian dollar account with respect to any payment to be made in Canadian dollars. Such DTC Participant must notify DTC of such election and wire transfer instructions on or prior to the third New York business day after such record date for any payment of interest and on or prior to the twelfth day prior to the payment of principal. DTC will notify CDS of such election and wire transfer instructions on or prior to the fifth New York business day after such record date for any payment of interest and on or prior to the tenth day prior to the payment of principal. If complete instructions are received by the DTC Participant and forwarded by the DTC Participant to DTC and by DTC to CDS, on or prior to such dates, the DTC Beneficial Owner will receive payment in Canadian dollars outside of DTC; otherwise only U.S. dollar payments will be made through DTC. In this paragraph, “New York business day” means a day on which banking institutions in New York, New York are not authorized or obligated by law or regulation to close.

      Investors will be subject to foreign exchange risks as to payments in respect of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “— Foreign Exchange Risks” and “Tax Matters”.

Foreign Exchange Risks

      An investment in the bonds which are denominated in, and all payments in respect of which that are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”) entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Canadian dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the Canadian dollar. Such risks generally depend on economic and political events over which EDC has no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any bond. Depreciation of the Canadian dollar against the relevant home currency could result in a decrease in the effective yield of such bond below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

      The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the bonds.

TAX MATTERS

Canadian Taxation

      In the opinion of Stikeman Elliott LLP, Canadian counsel for the Underwriters, the following summary fairly describes the principal Canadian federal income tax consequences generally applicable to a beneficial owner of bonds acquired pursuant to this Prospectus Supplement who, for purposes of the Income Tax Act (Canada) (the “Act”) and at all relevant times, is not and is not deemed to be resident in Canada (a “Holder”). This summary is based on the provisions of the Act and the regulations thereunder in force on the date hereof and such counsel’s understanding of the current administrative and assessing practices and policies published by the Canada Customs and Revenue Agency. This summary does not take into account provincial, territorial or foreign income tax considerations and is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a Holder.

      This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder and no representation with respect to the consequences to any particular holder is made. Therefore, each holder should consult its own tax advisors for advice regarding its particular circumstances.

      EDC is not required to deduct or withhold tax from interest or principal paid or credited by EDC on the bonds to a Holder. In addition, no other tax on income or capital gains is payable under the Act in respect of the bonds or the interest thereon by a Holder who does not use or hold, and is not deemed or considered to use or to hold, the bonds in carrying on business in Canada and is not otherwise required to include an amount in respect of the bonds in computing income from carrying on a business in Canada.

United States Taxation

      The following summary supplements the discussion under “Tax Matters — Certain U.S. Federal Tax Consequences” in the Basic Prospectus, to which reference is hereby made. The description reflects present law, which is subject to prospective and retroactive changes. The following summary deals only with initial purchasers who are United States Persons (as defined below) that hold bonds as capital assets and that purchase the bonds at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the bonds is sold for money. It does not deal with the tax considerations relevant to certain holders, such as banks, traders who elect to mark to market, life insurance companies, persons holding bonds as a hedge, straddle, conversion or integrated transaction, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons subject to the alternative minimum tax, persons carrying on a trade or business in Canada and persons whose functional currency is not the U.S. dollar.

      Prospective purchasers of bonds should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations, as well as the application of the tax laws of other jurisdictions.

      For purposes of this discussion, “United States Person” means a beneficial owner of a bond that is for United States federal income tax purposes a citizen or resident of the United States, a corporation or other business entity taxable as a corporation for U.S. federal income tax purposes and created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or trusts subject to the control of a U.S. person and the primary supervision of a U.S. court.

Interest Payments

      Interest received or accrued by a United States Person generally will be taxable to such person as ordinary interest income in accordance with such person’s regular method of accounting for U.S. federal income tax purposes. A United States Person who uses the cash basis method of accounting will be required to include in income the U.S. dollar value of the interest payment based on the foreign currency exchange rate on the date of receipt, whether or not the interest payment is in fact converted into U.S. dollars. This U.S. dollar value will be such person’s tax basis in the Canadian dollars received and it will recognize ordinary foreign currency income or loss to the extent the U.S. dollar value of proceeds from a subsequent conversion of the Canadian dollars into U.S. dollars differs from such tax basis.

      A United States Person that uses the accrual method of accounting will be required to include in income the U.S. dollar value of the amount of interest income that has accrued during the relevant accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average spot rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate for the partial period within the taxable year. Such a United States Person will recognize ordinary foreign currency income or loss with respect to accrued interest income on the date such income is actually received equal to the difference between the U.S. dollar value of the Canadian dollar payment received (determined using the spot rate on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period.

      A United States Person may elect instead to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A person making this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

      Foreign currency income or loss recognized by a United States Person generally will be treated as income from sources within the United States.

      Additional Amounts paid pursuant to the obligations described under “Description of Bonds — Payment of Additional Amounts” would be treated as ordinary interest income.

Dispositions

      A United States Person’s tax basis in a bond generally will be its cost. This cost will be the U.S. dollar value of the amount paid for the bond determined on the date of purchase. Upon the sale, exchange, redemption or retirement at maturity of a bond, a United States Person generally will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and such person’s adjusted tax basis in the bond. Except to the extent attributable to foreign currency income or loss described below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States Person’s holding period for the bond is more than one year.

      Gain or loss realized upon the sale, exchange or retirement of a bond that is attributable to fluctuations in currency exchange rates will be ordinary income or loss. Such foreign currency income or loss will be recognized only to the extent of the total gain or loss realized by a United States Person on the sale, exchange or retirement of the bond.

      A United States Person will have a tax basis in any Canadian dollars received on the sale, exchange or retirement of a bond equal to their U.S. dollar value, determined at the time of such sale, exchange or retirement. Any gain or loss realized by a United States Person on a subsequent sale or other disposition of these Canadian dollars (including its exchange for U.S. dollars) will be ordinary foreign currency income or loss.

UNDERWRITING

      Subject to the terms and conditions set forth in the Underwriting Agreement dated as of May 25, 2004 (the “Underwriting Agreement”), each of the underwriters named below (the “Underwriters”), for whom RBC Dominion Securities Inc. and The Toronto-Dominion Bank are acting as representatives (the “Representatives”), has severally agreed to purchase, and EDC has agreed to sell to each of them severally, the respective principal amounts of the bonds set forth opposite its name below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the bonds, if any are taken.

Underwriter	Principal Amount

RBC Dominion Securities Inc.	$150,000,000
The Toronto-Dominion Bank	150,000,000
BMO Nesbitt Burns Inc.	35,000,000
CIBC World Markets Inc.	35,000,000
Merrill Lynch Canada Inc.	35,000,000
National Bank Financial Inc.	35,000,000
Scotia Capital Inc.	35,000,000
Canaccord Capital Corporation	5,000,000
Casgrain & Company Limited	5,000,000
Deutsche Bank AG London	5,000,000
HSBC Securities (Canada) Inc.	5,000,000
Laurentian Bank Securities Inc.	5,000,000

Total	$500,000,000

      The Underwriters have advised EDC that they propose initially to offer the bonds directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement. The Underwriters may offer the bonds to selected dealers at the public offering price minus a concession of up to 0.20% of their principal amount. After the initial public offering, the public offering price may be changed.

      The bonds are offered for sale in Canada and the United States and those jurisdictions in Europe and Asia where it is legal to make such offers.

      Each of the Underwriters has agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the bonds or distribute this Prospectus Supplement, the accompanying Basic Prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on EDC except as contained in the Underwriting Agreement.

      Each of the Underwriters has also agreed that it has complied and will comply with all applicable provisions of the Financial Services and Market Act 2000, as amended with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

      The Underwriters have further acknowledged and agreed that the bonds have not been and will not be registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the Underwriters may offer the bonds in Japan to a list of 49 offerees in accordance with the above provisions.

      Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

      The bonds are a new issue of securities with no established trading market. EDC has been advised by the Underwriters that the Underwriters intend to make a market in the bonds, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the bonds.

      Certain of the Underwriters may make the bonds available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between such Underwriters and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from such Underwriters based on transactions such Underwriters conduct through the system. Such Underwriters will make the bonds available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      In connection with the sale of the bonds, RBC Dominion Securities Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, RBC Dominion Securities Inc. may overallot the offering, creating a short position. In addition, RBC Dominion Securities Inc. may bid for, and purchase, the bonds in the open market to cover short positions or to stabilize the price of the bonds. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. RBC Dominion Securities Inc. will not be required to engage in these activities, and may end any of these activities at any time.

      EDC will pay its issuing expenses, excluding underwriting discounts and commissions, estimated at $125,000. In addition, EDC has agreed to reimburse the Underwriters for up to $50,000 of their expenses.

      EDC has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

LEGAL OPINIONS

      The legality of the bonds will be passed upon on behalf of EDC by William Doyle, Senior Legal Counsel for EDC, and on behalf of the Underwriters by Stikeman Elliott LLP of Toronto, Ontario, Canadian counsel for the Underwriters. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of EDC. Davis Polk & Wardwell of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of the Underwriters.

      The statements under “Tax Matters — Canadian Taxation” are set forth therein in reliance upon the opinion of Stikeman Elliott LLP, and the statements under “Tax Matters — United States Taxation” are set forth therein in reliance upon the opinion of Milbank, Tweed, Hadley & McCloy LLP.

AUTHORIZED AGENT

      The authorized agent of EDC in the United States is William R. Crosbie, Minister-Counselor (Economic and Trade Policy), Canadian Embassy, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001.

GENERAL INFORMATION

      The bonds have been accepted for clearance through CDS, DTC, Clearstream, Luxembourg and Euroclear. The Common Code is 019372243, the ISIN number is CA30215ZNR78 and the CUSIP number is 30215ZNR7.

      The issue and sale of the bonds was authorized by resolution of the Board of Directors of EDC dated February 25, 2004 and has been approved by the Minister of Finance of Canada.

      Save as disclosed herein and in the accompanying Basic Prospectus, there has been no material adverse change in the business, financial condition or results of operations of EDC which is material in the context of the issue of the bonds since December 31, 2003.

      Except as described herein and in the accompanying Basic Prospectus, EDC is not involved in any litigation, arbitration or administrative proceedings which would materially adversely the financial position of EDC, to the best of the knowledge of EDC, nor are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

      Copies of the following documents will, so long as any bonds are listed on the Luxembourg Stock Exchange, be available for inspection during usual business hours at the specified office of Kredietbank S.A. Luxembourgeoise: (a) the documents incorporated by reference herein (copies of which may be obtained free of charge from Kredietbank S.A. Luxembourgeoise); (b) the Fiscal Agency Agreement (which will contain the form of the global bond); and (c) the Export Development Act, the Financial Administration Act (Canada) and the resolutions of the Board of Directors of EDC dated February 25, 2004.

      Kredietbank S.A. Luxembourgeoise has been appointed as the Luxembourg paying agent. For so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, EDC will maintain a paying agent in Luxembourg.

      The auditor of EDC is Sheila Fraser, FCA Auditor General of Canada, Ottawa, Ontario.

REGISTERED OFFICE OF

EXPORT DEVELOPMENT CANADA
151 O’Connor Street
Ottawa, Ontario
Canada K1A 1K3

REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT Canadian Imperial Bank of Commerce Debt Management Services BCE Place 161 Bay Street Toronto, Ontario Canada, M5J 2S8	LUXEMBOURG LISTING AND PAYING AGENT Kredietbank S.A. Luxembourgeoise 43 Boulevard Royal L-2955 Luxembourg

LEGAL ADVISORS

to the Issuer as to Canadian law Senior Legal Counsel Export Development Canada 151 O’Connor Street Ottawa, Ontario Canada K1A 1K3	to the Underwriters as to Canadian law Stikeman Elliott LLP Commerce Court West Toronto, Ontario Canada M5L 1B9
as to U.S. law Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 U.S.A.	as to U.S. law Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 U.S.A.

AUDITOR

Auditor General of Canada Crown Corporations 240 Sparks Street 11th Floor West Tower Ottawa, Ontario Canada K1A 0G6

PROSPECTUS

U.S. $2,000,000,000
Debt Securities

Export Development Canada

(An agent of Her Majesty in right of Canada)
Exportation et développement Canada
(Mandataire de Sa Majesté du chef du Canada)

         Export Development Canada intends to offer up to U.S. $2,000,000,000 of its debt securities, or the equivalent in other currencies. The debt securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. You should read this prospectus and supplements carefully before you invest.

         The debt securities will constitute direct unconditional obligations of Export Development Canada and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or correct. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2002.

AVAILABLE INFORMATION

      Neither Export Development Canada (”EDC”) nor Canada is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”). EDC and Canada have filed reports on Form 18-K with the Securities and Exchange Commission (the ”SEC”) on a voluntary basis. These reports include certain financial, statistical and other information concerning EDC and Canada. EDC and Canada may also file amendments on Form 18-K/A to their reports on Form 18-K for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any related prospectus supplement relates, which exhibits would thereby be incorporated by reference into such registration statement. Such reports can be inspected and copied at the Public Reference Section of SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The address of the SEC’s internet site is http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

      There are hereby incorporated by reference in this prospectus EDC’s most recent Annual Report on Form 18-K filed with the SEC on April 18, 2002, and Canada’s most recent Annual Report on Form 18-K filed with the SEC on December 27, 2001.

      All Annual Reports on Form 18-K and any amendments on Form 18-K/A filed with the SEC by EDC or Canada after the date of this prospectus and prior to the termination of the offering of the debt securities offered hereunder shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      EDC undertakes to provide without charge to each person receiving a copy of this prospectus, upon oral or written request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be addressed to Gilles Ross, Senior Vice-President, Legal Services and

Secretary, Export Development Canada, 151 O’Connor Street, Ottawa, Ontario, Canada K1A 1K3 (telephone: 613-598-2770).

      Additionally, you can get further information about EDC and Canada on their websites, http://www.edc.ca and http://www.fin.gc.ca. We do not, however, intend that the information on these websites constitute part of this prospectus.

JURISDICTION AND CONSENT TO SERVICE

      Neither EDC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in the United States upon which process may be served for any purpose. See “Description of Securities — Governing Law and Enforceability”.

EXPORT DEVELOPMENT CANADA

History and Purpose

      EDC was established on October 1, 1969, by the Export Development Act, a statute of the Parliament of Canada. EDC was previously known as Export Development Corporation and was renamed Export Development Canada on December 21, 2001.

      EDC is established for the purpose of supporting Canada’s export trade and Canadian capacity to engage in that trade and to respond to international business opportunities by the provision of loans, guarantees, insurance and such other agreements or undertakings necessary or desirable to fulfill such purposes. These services supplement facilities available from private financial institutions so that purchases of Canadian exports may be financed on terms competitive with those offered in international markets, including government-supported export financing programs of other countries.

      The Head Office of EDC is located at 151 O’Connor Street, Ottawa, Canada K1A 1K3 (Telephone — (613) 598-2500). Regional Offices are in Vancouver, Calgary, Toronto, Montreal and Halifax. In addition, EDC operates District Offices in Winnipeg, Edmonton, Quebec City, Moncton, St. John’s, Ottawa and London, Ontario.

Status as a Crown Corporation

      EDC is an agent of Her Majesty in right of Canada and is a Crown corporation whose shares may be owned only by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including the administering and managing of public services in which business enterprise and public accountability must be combined. EDC is accountable for its affairs to Parliament through the Minister for International Trade.

USE OF PROCEEDS

      The net proceeds of the debt securities to which this prospectus relates will be used for general corporate purposes unless otherwise stated in an applicable prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

      The following is a brief summary of the terms and conditions of the debt securities and the fiscal agency agreement under which the debt securities will be issued. Copies of the forms of debt securities and the form of fiscal agency agreement are or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits.

      The debt securities may be issued in one or more series as may be authorized from time to time by EDC. Reference is made to the applicable prospectus supplement for the following terms of debt securities offered thereby: (i) the designation, aggregate principal amount, any limitation on such principal amount and authorized denominations; (ii) the percentage of their principal amount at which such debt securities will be issued; (iii) the maturity date or dates; (iv) the interest rate, if any, which rate may be fixed, variable or floating; (v) the dates and paying agencies when and where interest payments, if any, will be made; (vi) any optional or mandatory redemption terms or repurchase or sinking fund provisions; (vii) whether such debt securities will be in bearer form with interest coupons, if any, or in registered form, or both, and restrictions on the exchange of one form for another; (viii) the currency in which the principal of and interest, if any, on the debt securities will be payable; (ix) any terms for conversions; (x) the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and (xi) other specific provisions.

      There will be a fiscal agent or agents for EDC in connection with the debt securities whose duties with respect to any series will be governed by the fiscal agency agreement applicable to such series. EDC may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent from time to time. EDC may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is the agent of EDC, is not a trustee for the holders of debt securities, and does not have the same responsibilities or duties to act for such holders as would a trustee.

      References to principal and interest in respect of the debt securities shall be deemed also to refer to any Additional Amounts which may be payable. See “Payment of Additional Amounts.”

Status

      The debt securities will constitute direct unconditional obligations to EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest, if any, on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of EDC under each debt security will rank equally with all of EDC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Payment of Additional Amounts

      All payments of, or in respect of, principal of and interest on the debt securities will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, unless otherwise provided in an applicable prospectus supplement, EDC (subject to its rights of redemption) will pay to the registered holders of the debt securities such additional amounts (the ”Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of debt securities of the amounts which would otherwise have been payable in respect of the debt securities in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any debt security:

(a) a beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such debt security by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such debt security; or

(b) presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the ”Relevant Date” in relation to any debt security means whichever is the later of:

(i) the date on which the payment in respect of such debt security becomes due and payable; or

(ii) if the full amount of the moneys payable on such date in respect of such debt security has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that moneys have been so received.

Global Securities

      The debt securities may be issued in the form of one or more fully registered global debt securities. The specific terms of the depositary arrangement with respect to any series of debt securities to be issued in the form of a global debt security will be described in the prospectus supplement relating to such series.

Governing Law and Enforceability

      The debt securities and the fiscal agency agreement will provide that they are to be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the Laws of Canada applicable therein, except as otherwise specified in the prospectus supplement.

      No applicable law requires the consent of any public official or authority for proceedings to be brought in Canada or judgment to be obtained in any such proceedings against EDC or Canada arising out of or relating to obligations under the securities, nor is any immunity from jurisdiction available to EDC or Canada in any such proceedings, irrespective of whether a party to the proceedings or the holder of the security is or is not a resident within or a citizen of Canada. A judgment obtained in an action brought against Her Majesty in right of Canada in the Federal Court of Canada is not capable of being enforced by execution but is payable out of the Consolidated Revenue Fund of Canada. Pursuant to the Currency Act (Canada), a judgment by a court in Canada must be awarded in Canadian currency, and such judgment may be based on a rate of exchange in existence on a day other than the day of payment.

      Neither EDC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in New York upon which process may be served for any purpose. In the absence of a waiver of immunity by EDC or Canada, it would be possible to obtain a United States judgment in an action against EDC or Canada, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. However, even if a United States judgment could be obtained in any such action under that Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of EDC or Canada located in the United States to enforce a judgment obtained under that Act may not be possible except under the limited circumstances specified in that Act.

TAX MATTERS

Canadian Federal Income Tax Consequences

      The following constitutes a summary of the principal Canadian federal income tax consequences for an investor who acquires debt securities pursuant to the offering (the term “investor” when used in this summary includes an investor who is the sole beneficial owner of a debt security) and who at all times for the purposes of the Tax Act holds the debt securities as capital property within the meaning of the Tax Act and deals at arm’s length with the Issuer and any prospective purchaser of the debt securities.

      Generally the debt securities will be considered to be capital property to an investor provided that the investor does not hold the debt securities in the course of carrying on a business and has not acquired them as an adventure in the nature of trade. This summary does not apply to a financial institution (as defined in Section 142.2 of the Tax Act).

      This summary is based upon the provisions of the Tax Act, the regulations thereunder and the Canada Customs and Revenue Agency’s published administrative and assessing policies as of the date of this prospectus. It also takes into account specific proposals to amend the Tax Act and the regulations publicly announced by the Canadian federal Minister of Finance prior to the date of this prospectus, but there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations.

      THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR CONCERNING THE CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF DEBT SECURITIES. IN PARTICULAR, INVESTORS WHO DO NOT HOLD DEBT SECURITIES AS CAPITAL PROPERTY AND INVESTORS WHO DO NOT DEAL AT ARM’S LENGTH WITH THE ISSUER, AS WELL AS INVESTORS WHO ARE “FINANCIAL INSTITUTIONS” SUBJECT TO SPECIAL PROVISIONS OF THE TAX ACT APPLICABLE TO INCOME, GAIN OR LOSS ARISING FROM SPECIFIED DEBT OBLIGATIONS OR MARK-TO-MARKET PROPERTIES, SHOULD CONSULT THEIR OWN TAX ADVISORS, AS THE FOLLOWING SUMMARY DOES NOT APPLY TO SUCH INVESTORS.

Investors Resident in Canada

      The following section of this summary is applicable to an investor holding debt securities who, for purposes of the Tax Act, is at all relevant times a resident of Canada (a “Canadian investor”).

Interest

      A Canadian investor (other than a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary) will be required to include in computing its income for a taxation year any interest on debt securities that becomes receivable or is received by it before the end of the year (depending upon the method regularly followed by the Canadian investor in computing income), except to the extent that such interest was included in computing the Canadian investor’s income for that or a preceding taxation year.

      A Canadian investor that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on debt securities that accrues to it to the end of that year, or that becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing the Canadian investor’s income for a preceding taxation year.

Dispositions

      A Canadian investor will generally be required to include in computing its income for the taxation year in which a disposition or deemed disposition of a debt security occurs (or is deemed to occur) the amount of interest that accrues to it to the date of the disposition, except to the extent that such amount has otherwise been included in income.

      In general, a disposition or deemed disposition of a debt security will give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of unpaid accrued interest and any reasonable costs of disposition, exceed (or are less than) the Canadian investor’s adjusted cost base of such debt security immediately before the disposition. One-half of any such capital gain (a “taxable capital gain”) realized by a Canadian investor in a taxation year will be included in computing the Canadian investor’s income for the year. One-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian investor in a taxation year may be deducted from taxable capital gains realized by the Canadian investor in the year or against net taxable gains realized in any of the three preceding taxation years or in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

Additional Refundable Tax

      An investor that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including interest and taxable capital gains.

Large Corporations Tax

      A Canadian investor that is a corporation will not be entitled to include any amount in respect of the debt securities in computing its “investment allowance” for purposes of computing “taxable capital” (both as defined in the Tax Act) under Part I.3 of the Tax Act.

Investors Not Resident in Canada

      The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, for the purposes of the Tax Act, is, or is deemed to be, a non-resident of Canada and who does not hold or is not deemed to use or hold the debt securities in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

      Investors that are not resident in Canada for the purposes of the Tax Act will not be subject to Canadian non-resident withholding tax on any interest paid or credited on the debt securities, provided that none of the interest so payable (other than any such interest payable on a prescribed obligation as described below) is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation. A “prescribed obligation” for these purposes is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money, and no amount payable in respect thereof is contingent or dependent upon the use of, or production from, property in Canada or is computed by reference to any of the criteria described in the previous sentence, other than a change in the purchasing power of money. There are no other Canadian taxes on income, including taxable capital gains on the disposition of a debt security, payable in respect of a debt security by an investor.

Certain U.S. Federal Tax Considerations

      The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debt securities, but does not purport to be a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with investors that will hold the debt securities as “capital assets”, and does not address tax considerations applicable to investors that may be subject to special tax rules such as banks, tax-exempt organizations, insurance companies, dealers, traders in securities or other persons who are required or who elect to mark to market, persons that will hold debt securities as a position in a hedging, straddle, conversion or integrated transaction, or persons that have a functional currency other than the United States dollar. This summary discusses the tax considerations applicable to persons who purchase debt securities from the underwriters upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued with original issue discount or other special features or warrants to purchase notes. The prospectus supplement applicable to an issue of debt securities with such special features will address the federal income tax considerations relevant to investing in such debt securities and the discussion below is subject to any discussion of federal income tax considerations in an applicable pricing supplement. This summary does not cover any state or local or foreign tax implications of the acquisition, ownership, or disposition of the debt securities.

      INVESTORS CONSIDERING THE PURCHASE OF THE DEBT SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

      As used herein, the term “U.S. Holder” means the beneficial owner of a debt security that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all of the trusts substantial decisions (or for certain trusts formed prior to August 20, 1996, if such trust has a  valid election in effect under U.S. law to be treated as a U.S. person).

Interest Payment

      Interest on a debt security received or accrued by a U.S. Holder (whether received in U.S. dollars or a currency other than the U.S. dollar (“foreign currency”)) will be taxable to such holder as ordinary interest income at the time it is accrued or paid, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. A cash basis holder receiving an interest payment in foreign currency will be required to include in income the U.S. dollar value of such payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time.

      An accrual basis holder of a debt security denominated in a foreign currency will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to an interest payment, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). An accrual basis holder may elect to translate interest income (as well as interest expense) on debt instruments denominated in a foreign currency using the exchange rate on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a holder may elect to use the exchange rate on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with the taxpayer’s return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the Internal Revenue Service (the “IRS”).

      Upon receipt of an interest payment (whether in foreign currency or U.S. dollars), an accrual basis holder will recognize ordinary income or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that has accrued during such interest accrual period (as determined in the preceding paragraph). Any such income or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Dispositions

      A U.S. Holder’s tax basis in a debt security generally will be the U.S. dollar value of the purchase price of such debt security on the date of purchase. Upon the sale, exchange or redemption of a debt security, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (or the U.S. dollar value of the amount if it is realized in a foreign currency) and the holder’s tax basis in such debt security. Except with respect to gains or losses attributable to changes in exchange rates, as described in the next paragraph, and assuming such debt securities were not acquired at a market discount, gain or loss so recognized will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) or losses (the deductibility of which is subject to limitations).

      Gain or loss recognized by a holder on the sale, exchange or retirement of a debt security that is attributable to changes in the rate of exchange between the U.S. dollar and a foreign currency generally will be treated as ordinary income or loss. Such foreign currency gain or loss is recognized on the sale or retirement of a debt security only to the extent of total gain or loss recognized on the sale or retirement of such debt security.

Transactions in Foreign Currency

      Foreign currency received as a payment of interest on, or on the sale or retirement of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale or retirement. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition, and (ii) the tax basis of the recipient in such foreign currency.

      THE ABOVE DISCUSSION IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. THE

DISCUSSION ALSO DOES NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO INVESTING IN DEBT SECURITIES ISSUED WITH ORIGINAL ISSUE DISCOUNT OR OTHER SPECIAL FEATURES AND IS SUBJECT TO ANY DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IN A PROSPECTUS SUPPLEMENT APPLICABLE TO AN ISSUE OF DEBT SECURITIES WITH SUCH SPECIAL FEATURES. EACH PROSPECTIVE INVESTOR IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE DEBT SECURITIES.

PLAN OF DISTRIBUTION

      EDC may sell the debt securities to which this prospectus relates in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, the purchase price of the debt securities and the net proceeds to EDC from such sale, any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the debt securities may be listed.

      If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The debt securities may be sold directly by EDC or through agents designated by EDC form time to time. Any agent involved in the offer or sale of the debt securities will be named, and any commissions payable by EDC to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities for its own account.

      As one of the means of direct issuance of debt securities, EDC may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the debt securities among potential purchasers who are eligible to participate in the auction or offering of such debt securities, as described in the applicable prospectus supplement.

      The debt securities may be offered by EDC directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by EDC, and which may directly affect the price or other terms at which such debt securities are sold.

      The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and EDC may utilize such systems in connection with the sale of the debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, when applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

      Agents and underwriters may be entitled under agreements entered into with EDC to indemnification by EDC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for EDC in the ordinary course of business.

AUTHORIZED AGENT

      The name and address of the authorized agent of EDC in the United States is William R. Crosbie, Minister-Counselor, (Economic and Trade Policy) Canadian Embassy, 501 Pennsylvania Ave., N.W., Washington, D.C. 20001.

FURTHER INFORMATION

      A registration statement relating to the debt securities, on file with the SEC, contains further information.

Cdn.$500,000,000

Export Development Canada (An agent of Her Majesty in right of Canada) Exportation et développement Canada (Mandataire de Sa Majesté du chef du Canada)

5.10% Canadian Dollar Bonds due June 2, 2014

PROSPECTUS SUPPLEMENT

RBC Capital Markets

TD Securities
BMO Nesbitt Burns Inc.
CIBC World Markets
Merrill Lynch Canada
National Bank Financial Inc.
Scotia Capital Inc.
Canaccord Capital Corporation
Casgrain
Deutsche Bank
HSBC Securities (Canada) Inc.
Laurentian Bank Securities Inc.

May 25, 2004